EXHIBIT 5.2

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Tel: +1.212.859.8000 Fax: +1.212.859.4000 www.friedfrank.com

December 1, 2021

Tapestry, Inc.
10 Hudson Yards
New York, New York 10001

Ladies and Gentlemen:

We have acted as counsel to Tapestry, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-253071) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of $500,000,000 aggregate principal amount of 3.050% Senior Notes due 2032 (the “Debt Securities”) of the Company.  With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

The Debt Securities have been issued pursuant to an indenture, dated as of December 1, 2021 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of December 1, 2021 (together with the Base Indenture, the “Indenture”), each between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

For purposes of this opinion, the “Underwriting Agreement” is the Underwriting Agreement related to the Debt Securities, dated November 16, 2021, by and among the Company and the Representatives (as defined therein), as representatives of the several underwriters named in Schedule A thereto (collectively, the “Underwriters”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company and others, in each case as we have deemed necessary or appropriate for the purposes of this opinion.  We have examined, among other documents, the following:

(a) the Underwriting Agreement;

(b) the Indenture; and

(c) the Debt Securities.

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The documents referred to in items (a) through (c) above, inclusive, are referred to herein collectively as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, electronic or reproduction copies.  As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, the statements, representations and warranties contained in the Documents, certificates and oral or written statements and other information of or from officers or other appropriate representatives of the Company and others.

To the extent it may be relevant to the opinion expressed herein, we have assumed that (i) all of the parties to the Documents are validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii) all of the parties to the Documents have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (iii) each of the Documents has been duly authorized, executed and delivered by all of the parties thereto; (iv) the execution of the Documents does not violate the charter, by-laws or any other organization document of any such parties or the laws of the jurisdiction of formation of any such parties; (v) each of the Documents constitutes a valid and binding obligation of all the parties thereto (other than as expressly addressed in the opinion below as to the Company), enforceable against such parties in accordance with their terms; (vi) the Debt Securities have been duly authenticated and delivered by the Trustee against payment therefor in accordance with the Documents; and (vii) all of the parties to the Documents will comply with all of their obligations under the Indenture and all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Debt Securities constitute valid and binding obligations of the Company.

A.  The opinion set forth above is subject to the following qualifications:

(i) bankruptcy, insolvency, reorganization, moratorium or other laws (or related judicial doctrines) now or hereafter in effect relating to or affecting creditors’ rights or remedies generally;

(ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies), whether such principles are considered in a proceeding in equity or at law; and

(iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

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B.  We express no opinion as to the validity, binding effect or enforceability of any provision of any of the Debt Securities or the Indenture:

(i) relating to indemnification, contribution or exculpation;

(ii) relating to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be considered by any court other than a court of the State of New York, (b) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be considered by any court other than a court of the State of New York or a federal district court sitting in the State of New York and applying the law of the State of New York, in each case, applying the choice of law principles of the State of New York, (c) service of process or (d) waiver of any rights to trial by jury;

(iii) specifying that provisions thereof may be modified or waived only in writing;

(iv) containing any purported waiver, release, variation of rights, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company under any of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions);

(v) purporting to give any person or entity the power to accelerate obligations without any notice to the obligor;

(vi) specifying that any person may exercise set-off or similar rights other than in accordance with applicable law;

(vii) purporting to create a trust, power of attorney or other fiduciary relationships;

(viii) relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidence thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or a forfeiture; or

(ix) requiring that any unearned portion of the Debt Securities issued at a discount be paid upon acceleration or otherwise earlier than the stated final maturity.

The opinion expressed above is subject to the effect of, and we express no opinion herein as to, the application of state or foreign securities or Blue Sky laws or any rules or regulations thereunder.

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The opinion expressed herein is limited to the laws of the State of New York as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein.  This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof, which will be incorporated by reference in the Registration Statement, and to the references to this firm under the caption “Legal Matters” in the prospectus supplements related to the Debt Securities. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP